UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 30, 2019

ALBANY INTERNATIONAL CORP.

(Exact name of registrant as specified in its charter)

Delaware	1-10026	14-0462060
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

216 Airport Drive Rochester, New Hampshire	03867
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 603-330-5850

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.001 per Share	AIN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act 1933 (230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (240.12b-2 of this chapter).

☐	Emerging growth company

☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01 Entry Into a Material Definitive Agreement.

On May 30, 2019, Albany International Corp. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with J.P. Morgan Securities LLC and BofA Securities, Inc., as representatives of the several underwriters named in Schedule 1 thereto (the “Underwriters”), and Standish Family Holdings, LLC and J.S. Standish Company (together, the “Selling Stockholders”). Pursuant to the Underwriting Agreement, the Selling Stockholders agreed to sell to the Underwriters, and the Underwriters agreed to purchase from the Selling Stockholders, subject to and upon the terms and conditions set forth therein, 1,405,217 shares of the Company’s Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”), to be issued upon conversion of an equal number of shares of the Company’s Class B common stock, par value $0.001 per share (the “Class B Common Stock”), at a price per share of $64.668 (the “Transaction”).

In addition, Standish Family Holdings, LLC granted the Underwriters an option to purchase at any time within 30 days of the date of the prospectus supplement related to the Transaction, in whole or in part, up to 210,783 additional shares of Class A Common Stock to be issued upon conversion of an equal number of shares of Class B Common Stock at a price per share of $64.668 (the “Option to Purchase”). On May 31, 2019, the Underwriters exercised the Option to Purchase in full.

As of May 8, 2019, the Selling Stockholders and related persons (including Christine L. Standish, a director of the Company, and John C. Standish) held in the aggregate shares of the Company’s common stock entitling them to cast approximately 52.7 percent of the combined votes entitled to be cast by all stockholders of the Company. Ms. Standish and Lee C. Wortham are directors of the Company and are executive officers and board members of J.S. Standish Company.

The Underwriting Agreement includes representations, warranties and covenants by each of the Company, the Underwriters and the Selling Stockholders customary for agreements of this nature. It also provides for customary indemnification by each of the Company, the Underwriters and the Selling Stockholders against certain liabilities arising out of, or in connection with, the sale of the shares of Class A Common Stock and customary contribution provisions in respect of those liabilities. The sale of the shares of Class A Common Stock in connection with the Transaction and the exercise of the Option to Purchase closed on June 4, 2019.

From time to time, the Underwriters and/or their affiliates may provide investment banking services to the Company. For example, under the Company’s $685 million unsecured revolving credit facility, J.P. Morgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, acts as administrative agent and co-lead arranger and joint bookrunner, and an affiliate of BofA Securities, Inc. acts as co-syndication agent and co-lead arranger and joint bookrunner.

The foregoing description of the Underwriting Agreement is a summary and is not meant to be a complete description of this agreement. This description is qualified in its entirety by reference to the detailed provisions of the Underwriting Agreement, which is attached hereto as Exhibit 1.1, and incorporated by reference into this Current Report on Form 8-K and the Company’s registration statement on Form S-3 (No. 333-231776).

Item 8.01 Other Events.

On May 30, 2019, the Company issued a press release announcing the pricing of the Transaction at a price to the public of $68.00 per share of Class A Common Stock. On June 4, 2019, the Company issued a press release announcing the closing of the Transaction and the exercise of the Option to Purchase. The Company’s press releases, dated May 30, 2019 and June 4, 2019, are filed herewith as Exhibits 99.1 and 99.2 and are incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement, dated May 30, 2019, by and among Albany International Corp., J.P. Morgan Securities LLC and BofA Securities Inc., as representatives of the several underwriters named in Schedule 1 thereto, Standish Family Holdings, LLC and J.S. Standish Company.

5.1	Opinion of Cleary Gottlieb Steen & Hamilton LLP.

23.1	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 5.1 filed herewith).

99.1	Press release of Albany International Corp., dated May 30, 2019.

99.2	Press release of Albany International Corp., dated June 4, 2019.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALBANY INTERNATIONAL CORP.

By:	/s/ Stephen M. Nolan
Name:	Stephen M. Nolan
Title:	Chief Financial Officer and Treasurer
(Principal Financial Officer)

Date: June 4, 2019